Exhibit (a)(5)(CCC)

To: E.ON AG
E.ON-Platz 1
D-40479 Düsseldorf
Germany

For the attention of:

Tuesday, March 27, 2007

Dear Sirs,

Project Taurus - Fees Letter

We refer to various arrangements to be entered into in connection with the Project Taurus transaction. Unless otherwise defined herein terms defined in the 1992 ISDA Master Agreement, the confirmation of Share Swap Transaction (the “Confirmation”) and the market flex letter (the “Flex Letter”) in each case between you and us and dated on or about the date hereof, have the same meanings when used herein.

1. Fees

In consideration for us (or our affiliates) assisting in the Project Taurus transaction, you must pay to us to such account as we may specify to you the following fees:

(a) an arrangement fee (the “Arrangement Fee”) calculated as 0.25% of the Equity Notional Amount on the Effective Date and
(b) a structuring fee (the “Structuring Fee”) calculated as 0.45% of the Equity Notional Amount on the Effective Date ,

(together, the “Fees”)

2. Payment

(a) The Fees are payable on the Effective Date. As agreed a fee of at least an aggregate amount equal to 50% of the Arrangement Fee is going to be paid to the participating banks if and when the syndication process as described in the Flex Letter is completed.

(b) Any payment made under this letter must (unless otherwise agreed) be made in euro in immediately available freely transferable funds.

(c) Any payment due from you under this letter must be made without set-off or counter-claim.

3. Refunds

All Fees once paid are non-refundable and non-creditable against other fees or amounts payable in connection with the Project Taurus transaction.

4. Confidentiality

This letter must not be disclosed by either party to any person or entity except as may be required by law or regulation or to your employees and legal and financial advisers who have a need to know the information and who are aware of the confidentiality obligation in this paragraph.

5. Jurisdiction

You agree that the courts of England and Wales have jurisdiction to settle any dispute in connection with this letter and accordingly submit to the non-exclusive jurisdiction of the English courts and waive any defence of inconvenient forum which may otherwise be available.

7. Governing law

This letter is governed by English law.

If you agree to the above, please sign where indicated below.

Yours faithfully,

For Caja Madrid
Name
Title

For E.ON AG
Name
Title